Exhibit 10.27

FIRST AMENDMENT TO OFFICE LEASE

This FIRST AMENDMENT TO OFFICE LEASE (“First Amendment”) is made and entered into as of the 18th day of August, 2010, by and between KILROY REALTY, L.P., a Delaware limited partnership (“Landlord”), and DEXCOM, INC., a Delaware corporation (“Tenant”).

R E C I T A L S :

A. Landlord and Tenant entered into that certain Office Lease dated March 31, 2006 (the “Lease”), whereby Landlord leases to Tenant and Tenant leases from Landlord those certain premises consisting of approximately 66,400 rentable square feet (“Existing Premises”), which Existing Premises constitutes the entirety of that certain office building located at 6340 Sequence Drive, San Diego, California (“6340 Building”).

B. Tenant desires to expand the Existing Premises to include a total of 62,415 rentable square feet of space comprising (i) that certain space consisting of approximately 36,444 rentable square feet of space (the “6310 Initial Premises”) comprising (x) the entire second (2nd) floor, as well as (y) a portion of the first (1st) floor comprising, amongst other areas, the lobby, the training room, the IT room and the locker room (the “6310 Initial First Floor Premises”), both of which foregoing areas (x) and (y) are located in that certain office building located at 6310 Sequence Drive, San Diego (the “6310 Building”), which 6310 Building is adjacent to the 6340 Building, and (ii) that certain space consisting of all of the remaining, approximately 25,971 rentable square feet of space in the 6310 Building (the “6310 Must-Take Premises”) all of which is located on the balance of the first (1st) floor of such 6310 Building, and to make other modifications to the Lease. The 6310 Initial Premises and 6310 Must-Take Premises are more particularly delineated on Exhibit A-1 and Exhibit A-2 attached hereto and made a part hereof. The 6310 Initial Premises and the 6310 Must-Take Premises are, collectively, the “6310 Expansion Premises.” In connection with the foregoing, Landlord and Tenant desire to amend the Lease as hereinafter provided.

A G R E E M E N T :

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. Capitalized Terms. All capitalized terms when used herein shall have the same meaning as is given such terms in the Lease unless expressly superseded by the terms of this First Amendment.

2. Modification of Premises.

2.1. 6310 Initial Premises. Effective as of September 15, 2010 (the “Expansion Commencement Date”), Tenant shall lease from Landlord and Landlord shall lease to Tenant the 6310 Initial Premises. Consequently, effective upon the Expansion Commencement Date, the Existing Premises shall be expanded to include the 6310 Initial Premises (the Existing Premises together with the 6310 Initial Premises are sometimes collectively referred to herein as the “Initially Expanded Premises”). Landlord and Tenant hereby acknowledge that the Initially Expanded Premises shall, effective as of the Expansion Commencement Date, contain a total of approximately 102,844 rentable square feet. For the period ending on the day immediately preceding the 6310 Must-Take Premises Commencement Date, the Initially Expanded Premises is also referred to in the underlying Lease as the “Premises.”

2.2. 6310 Must-Take Premises. Effective as of the earlier to occur of (i) the date Tenant first commences to conduct its “Business Operations” (as that term is defined below) from any portion of the 6310 Must-Take Premises, and (ii) September 1, 2012 (as applicable, the “6310 Must-Take Premises Commencement Date”), Tenant shall lease from Landlord and Landlord shall lease to Tenant the 6310 Must-Take Premises. For purposes hereof, “Business Operations” shall mean (i) the stationing of employees in any portion of the 6310 Must-Take Premises, or (ii) the operating of equipment in any portion of the 6310 Must-Take Premises, or (iii) the storing of items related to Tenant’s business in a total area which is larger than 500 rentable square feet of space in the 6310 Must-Take Premises; provided, however, in no event shall “Business Operations” be deemed to have commenced in the 6310 Must-Take Premises if Tenant, its employees or agents are (a) solely using the restrooms located in the 6310 Must-Take Premises, (b) Tenant, its employees or agents are solely using 500 rentable square feet of space or less in the 6310 Must-Take Premises to store items related to its business (subject to Landlord’s reasonable rules and regulations), and/or (c) solely constructing “Improvements” (as that term is defined in Section 2.1.1 of the Work Letter) in the 6310 Must-Take Premises for a period of not more than eight (8) weeks prior to the Must-Take Premises Commencement Date. Landlord shall deliver possession of the 6310 Must-Take Premises to Tenant concurrently with its delivery of possession of the 6310 Initial Premises to Tenant, and therefore during the period prior to the 6310 Must-Take Premises Commencement Date, other than (i) Tenant’s obligation to pay Base Rent with respect to the 6310 Must-Take Premises, and (ii) Tenant’s right to use the 6310 Must-Take Premises for the Permitted Use, all of the terms and conditions of the Lease shall apply during the period occurring prior to the date immediately preceding the 6310 Must-Take Premises Commencement Date as if the 6310 Must-Take Premises Commencement Date had occurred (it nevertheless being acknowledged that the 6310 Must-Take Premises Commencement Date shall not actually occur until the occurrence of the same pursuant to the terms of this Section 2.2). Therefore, concurrently with Landlord’s delivery of possession of the 6310 Initial Premises, Tenant shall be obligated to pay Tenant’s Share of Direct Expenses in connection with the 6310 Expansion Premises in accordance with the terms of Article 4 of the Lease, and Section 5.2 of this First Amendment. Tenant shall accept the 6310 Initial Premises and Base Building from Landlord in their presently existing, “as-is” condition, and Landlord and Tenant hereby acknowledge that effective as of the 6310 Must-Take Premises Commencement Date, the “Premises” shall be comprised of the Existing Premises, the 6310 Initial Premises and the 6310 Must-Take Premises (i.e., the entire 6340 Building and the entire 6310 Building).

2.3. No-Remeasurement of 6310 Expansion Premises. For purposes of the Lease (as hereby amended), “rentable square feet” of the 6310 Expansion Premises (i.e., the 6310 Initial Premises and the 6310 Must-Take Premises) shall be deemed as set forth in Recital B of this First Amendment, and therefore neither Landlord nor Tenant shall have the right to re-measure the Premises at any time during the Expansion Term. Landlord represents that to its knowledge and belief that if it were to re-measure the 6310 Building using Office Building: Methods of Measurement and Calculating Rentable Area – 2010 (Method B) as applicable to single-tenant buildings (i.e., rentable square footage equating to Gross Building Area), the 6310 Building would not contain less than 62,415 rentable square feet of space.

2.4. Relocation Inquiry Notice. Provided that Tenant remains in occupancy of the entire then-existing Premises, Tenant may, within the first three (3) years following the Expansion Commencement Date, deliver to Landlord a notice (the “Relocation Interest Notice”) indicating Tenant is interested in relocating the Premises to up to 310,000 rentable square feet of contiguous space (the “Relocation Interest Space”) in another Landlord-owned building in the “Comparable Area” (as that term is defined in Section 2.2.2 of the Lease). Such Relocation Interest Notice shall identify Tenant’s desired specifications of the Relocation Interest Space. During the two (2) month period following Landlord’s receipt of the Relocation Interest Notice from Tenant, Landlord shall notify Tenant (the “Relocation Interest Response Notice”) from time to time if Relocation Interest Space within another Landlord owned Building is “Available for Lease” (as that term is defined below). The Relocation Interest Response Notice shall describe the Relocation Interest Space and the economic terms upon which Landlord is willing to lease such space to third-parties. For the purposes hereof, the term “Available for Lease” shall mean such space is then-vacant and unleased, or is otherwise scheduled to become vacant (including, without limitation, as a result of any scheduled expiration of the terms of a lease for such space) within two (2) months after the date of Landlord’s receipt of the Relocation Interest Notice, provided that any such space shall not be deemed to be Available for Lease if and to the extent the same is (i) then subject to any lease or any expansion, extension, first offer, first refusal or other expansion rights of another tenant of the particular project in which the Relocation Interest Space is located, or (ii) the subject, in whole or in part, of ongoing discussions with respect to a lease of such space to a third party, as evidenced by a written lease proposal, letter of intent, term sheet, or lease document delivered or received by Landlord within the one-hundred eighty (180) day period immediately preceding Landlord’s receipt of the Relocation Interest Notice. In the event both Landlord and Tenant agree to relocate the Premises to Relocation Interest Space in another Landlord-owned building (each in their sole and absolute discretion) upon economic and non-economic terms agreeable to both Landlord and Tenant (again, each in their sole and absolute discretion), Landlord and Tenant shall within thirty (30) days after the date upon which Tenant executes a letter of intent (or its equivalent) for the lease of such Relocation Interest Space, execute an amendment to the Lease (as hereby amended) relocating the Premises to the Relocation Interest Space, and Tenant shall lease such Relocation Interest Space on the economic and non-economic terms mutually agreeable to Landlord and Tenant (each in their sole and absolute discretion). Tenant shall not have any rights under this Section 2.4, and Landlord shall have no obligations hereunder, if, as of the date of Tenant’s delivery of the Relocation Interest Notice, an Event of Default exists. The rights contained in this Section 2.4 shall be personal to the Tenant originally named herein (the “Original Tenant”) and any Permitted Transferee and may only be exercised by the Original Tenant or a Permitted Transferee (and not any other assignee, sublessee or other transferee of the Original Tenant’s interest in the Lease). The obligations contained in this Section 2.4 shall apply only to the Landlord originally named herein, and therefore any future landlord shall have no obligation to comply with the terms of this Section 2.4, and no such future landlord shall have any obligation to provide Tenant with a Relocation Interest Response Notice.

3. Term.

3.1. Extension of Existing Premises Lease Term. Landlord and Tenant acknowledge that Tenant’s lease of the Existing Premises is scheduled to expire on April 30, 2014, pursuant to the terms of the Lease. Notwithstanding anything to the contrary in the Lease, the term of Tenant’s lease of the Existing Premises shall be extended to expire coterminously with the term of Tenant’s lease of the 6310 Expansion Premises on November 30, 2016 (the “Lease Expiration Date”), unless sooner terminated as provided in the Lease, as hereby amended. The period of time commencing on the Expansion Commencement Date (i.e., September 15, 2010) and terminating on the Lease Expiration Date (i.e., November 30, 2016) shall be referred to herein as the “Expansion Term.”

3.2. The 6310 Initial Premises. The term of Tenant’s lease of the 6310 Initial Premises (the “6310 Initial Premises Term”) shall commence on the 6310 Initial Premises Commencement Date (i.e., September 15, 2010) and shall expire on the Lease Expiration Date (i.e., November 30, 2016), unless sooner terminated or otherwise extended as expressly provided in the Lease, as hereby amended.

3.3. The 6310 Must-Take Premises. The term of Tenant’s lease of the 6310 Must-Take Premises (the “6310 Must-Take Premises Term”) shall commence on the 6310 Must-Take Premises Commencement Date (i.e., the earlier to occur of (i) the date Tenant first commences to conduct its “Business Operations” from any portion of the 6310 Must-Take Premises, and (ii) September 1, 2012) and shall expire on the Lease Expiration Date (i.e., November 30, 2016), unless sooner terminated as provided in the Lease, as hereby amended.

3.4. Option Term. Notwithstanding any provision contained in the Lease to the contrary, Landlord and Tenant hereby acknowledge and agree that the option to extend the Lease Term contained in Section 2.2 (Option Term) of the Lease shall continue to apply to the Premises identified herein (i.e., the Existing Premises, together with both the 6310 Initial Premises and 6310 Must-Take Premises) as of the end of the Expansion Term; provided, however, effective as of the date of this First Amendment, such Section 2.2 shall be revised such that all references therein to the “initial Lease Term” shall be revised to read the “Expansion Term.”

3.5. Option Term Refurbishment Allowance. In the event that Tenant effectively exercises its Option Right pursuant to the terms and conditions of Section 2.2 of the Lease (as amended by Section 3.4 of this First Amendment), then Tenant shall be entitled to a refurbishment allowance from Landlord (the “Option Term Refurbishment Allowance”) in connection with the corresponding Option Right in a total amount equal to Five and 00/100 Dollars ($5.00) per rentable square foot of the then existing Premises for the costs relating to the design and construction of improvements, alterations, additions or changes which are permanently affixed to the Premises (collectively, the “Option Term Alterations”) after such date. Any such Option Term Alterations shall be constructed/installed in accordance with the terms of Article 8 of the Lease. Following the completion of any such Alterations, the Option Term Refurbishment Allowance shall be disbursed in accordance with Landlord’s standard disbursement procedures, including, without limitation, following Landlord’s receipt of (i) evidence (i.e., invoices or other documentation reasonably satisfactory to Landlord) of payment for the Option Term Alterations, and (ii) fully executed, unconditional lien releases from all contractors, subcontractors, laborers, materialmen, and suppliers used by Tenant in connection with Option Term Alterations. In no event shall Landlord be obligated to disburse any portion of the Option Term Refurbishment Allowance subsequent to the date which is twelve (12) months from the date on which the Option Term commences, nor shall Landlord be obligated to disburse any amount in excess of Five and 00/100 Dollars ($5.00) per rentable square foot of the then existing Premises in connection with the construction of the Option Term Alterations with respect to the Option Term. No portion of the Option Term Refurbishment Allowance, if any, remaining after the construction of the Option Term Alterations shall be available for use by Tenant.

4. Base Rent.

4.1. Existing Premises. Notwithstanding anything to the contrary in the Lease as hereby amended, the Base Rent schedule in Section 4 of the Summary of Basic Lease Information of the Lease is hereby amended and restated as follows:

Period During Expansion Term	Annualized Base Rent*	Monthly Installment of Base Rent*	Approximate Monthly Rental Rate per Rentable Square Foot*

September 1, 2009 to August 31, 2010	$1,209,993.00	$100,832.75	$1.519

September 1, 2010 to August 31, 2011	$1,258,392.00	$104,866.00	$1.579

September 1, 2011 to August 31, 2012	$1,308,729.00	$109,060.75	$1.642

September 1, 2012 to August 31, 2013	$1,361,079.00	$113,423.25	$1.708

September 1, 2013 to August 31, 2014	$1,415,520.00	$117,960.00	$1.777

September 1, 2014 to August 31, 2015	$1,458,390.90	$121,532.58	1.830

September 1, 2015 to August 31, 2016	$1,501,888.30	$125,157.36	$1.885

September 1, 2016 to November 30, 2016	$1,547,206.90	$128,933.91	$1.942

*	The Monthly Installment of Base Rent (and Annualized Base Rent) for the period commencing September 1, 2014, and ending on August 31, 2015, was calculated by multiplying the applicable Monthly Rental Rate per Rentable Square Foot by the number of rentable square feet of space in the 6340 Building, which Monthly Rental Rate per Rentable Square Foot was calculated by increasing the prior Monthly Rental Rate per Rentable Square Foot (i.e., $1.777) by three percent (3%). In all subsequent Lease Years (as defined in Section 2.1 of the Lease), the calculation of the Monthly Installment of Base Rent (and corresponding Annualized Base Rent) reflects an annual increase of three percent (3.0%) in the Monthly Rental Rate per Rentable Square Foot.

4.2. The 6310 Expansion Premises. Commencing on the Expansion Commencement Date and continuing throughout the Expansion Term, Tenant shall pay to Landlord monthly installments of Base Rent for the entire 6310 Expansion Premises** as follows:

Period During Expansion Term	Annualized Base Rent*		Monthly Installment of Base Rent*		Approximate Monthly Rental Rate per Rentable Square Foot*

September 15, 2010 to August 31, 2011**¯***	$612,259.20	¯***	$51,021.60	¯***	$1.40

September 1, 2011 to August 31, 2012**	$629,752.32		$52,479.36		$1.44

September 1, 2012 to August 31, 2013	$1,112,430.03		$92,702.50		$1.49

September 1, 2013 to August 31, 2014	$1,145,802.94		$95,483.58		$1.53

September 1, 2014 to August 31, 2015	$1,180,177.02		$98,348.09		$1.58

September 1, 2015 to August 31, 2016	$1,215,582.33		$101,298.53		$1.62

September 1, 2016 to November 30, 2016	$1,250,796.60		$104,233.05		1.67

*	The initial Monthly Installment of Base Rent (and Annualized Base Rent) was calculated by (A) multiplying the applicable Monthly Rental Rate per Rentable Square Foot by the then-applicable number of rentable square feet of space in the Initially Expanded Premises or in the 6310 Expansion Premises, as appropriate, and (B) increasing such amount by the “Additional Monthly Base Rent,” if any, as that term is set forth in Section 2.1.2 of the Work Letter Agreement, attached hereto as Exhibit B. In all subsequent Lease Years, the calculation of the Monthly Installment of Base Rent (and corresponding Annualized Base Rent) reflects an annual increase of three percent (3.0%).
**	The foregoing schedule assumes the Must-Take Premises Commencement Date occurs on September 1, 2012. To the extent the Must-Take Premises Commencement Date occurs prior to September 1, 2012, the foregoing schedule shall be updated such that the Monthly Installment of Base Rent is recalculated based upon the entire 6310 Expansion Premises (i.e., inclusive of the 6310 Must-Take Premises) from and following the 6310 Must-Take Premises Commencement Date.
***	Pursuant to the terms of Section 3.1 of the Lease, as the Lease Commencement Date falls on a day of the month which is not the first day of such month, the Rent for such fractional month shall accrue on a daily basis and shall total an amount equal to the product of (i) a fraction, the numerator of which is the number of days in such fractional month and the denominator of which is the actual number of days occurring in such calendar month, and (ii) the then-applicable monthly installment of Rent. Accordingly, Tenant hereby acknowledges and agrees that the Base Rent due and owing under the Lease with respect to the Initial 6310 Premises for the period commencing November 15, 2010, and ending November 30, 2010, is equal to Twenty-Seven Thousand Two Hundred Eleven and 52/100 Dollars ($27,211.52), and that such amount shall be paid by Tenant to Landlord on or before the Expansion Commencement Date.
¯	Subject to the terms set forth in Section 4.3 below, the Base Rent attributable to the period commencing on September 15, 2010, and ending on November 14, 2010 shall be abated. Accordingly, Tenant hereby acknowledges and agrees that, with respect to the Base Rent due and owing under the Lease for the Initial 6310 Premises for the period commencing November 15, 2010, and ending November 30, 2010, is equal to Twenty-Seven Thousand Two Hundred Eleven and 52/100 Dollars ($27,211.52).

4.3. Base Rent Abatement. Provided that no Event of Default is then occurring, then during the period beginning on the Expansion Commencement Date and ending on November 14, 2010 (the “Base Rent Abatement Periods”), Tenant shall not be obligated to pay any Base Rent otherwise attributable to the 6310 Initial Premises for such Base Rent Abatement Period (the “Base Rent Abatement”). Tenant acknowledges and agrees that notwithstanding such Base Rent Abatement, such abatement of Base Rent shall have no effect on the calculation of any future increases in Base Rent, Operating Expenses or Tax Expenses payable by Tenant pursuant to the terms of the Lease (as hereby amended), which increases shall be calculated without regard to such abatement of Base Rent or corresponding abatement periods. Such Base Rent Abatement has been granted to Tenant as additional consideration for entering into this First Amendment, and for agreeing to pay the “rent” and performing the terms and conditions otherwise required under the Lease, as amended. Notwithstanding anything to the contrary set forth in this Section 4.3, to the extent an Event of Default is then occurring, then Landlord may at its option, by notice to Tenant, elect, in addition to any other remedies Landlord may have under the Lease, one or both of the following remedies: (i) that Tenant shall immediately become obligated to pay to Landlord all Base Rent abated hereunder during the Base Rent Abatement Period, with interest as provided pursuant to the Lease from the date such Base Rent would have otherwise been due but for the abatement provided herein, or (ii) that the dollar amount of the unapplied portion of the Base Rent Abatement as of such Event of Default shall be converted to a credit to be applied to the Base Rent applicable to the Premises at the end of the Expansion Term and Tenant shall immediately be obligated to begin paying Base Rent for the entire Premises in full.

5. Tenant’s Share of Building Direct Expenses.

5.1. Existing Premises. Notwithstanding the extension of the Lease Term as provided herein, Tenant shall continue to be obligated to pay Tenant’s Share of the annual Direct Expenses in connection with the Existing Premises which arise or accrue prior to April 30, 2014, in accordance with the terms of Article 4 of the Lease. Effective as of May 1, 2014, and continuing through the Lease Expiration Date, Tenant shall pay Tenant’s Share of all Direct Expenses in connection with the Existing Premises which arise or accrue on or after May 1, 2014, in accordance with the terms of Article 4 of the Lease.

5.2. 6310 Expansion Premises. Except as specifically set forth in this Section 5.2, commencing on the Expansion Commencement Date, Tenant shall pay Tenant’s Share of Direct Expenses in connection with the 6310 Expansion Premises in accordance with the terms of Article 4 of the Lease (i.e., Tenant’s Share of the 6310 Expansion Premises shall equal one hundred percent (100%)); provided, however, that with respect to the calculation of Tenant’s Share of Direct Expenses in connection with the 6310 Expansion Premises, notwithstanding the management fee set forth in Section 4.2.4(vi) of the Lease, Landlord’s management fee attributable to the 6310 Building portions of the Project shall not exceed three percent (3%) of the then-current Base Rent attributable to the 6310 Expansion Premises.

6. Improvements. Except as specifically set forth herein, Landlord shall not be obligated to provide or pay for any improvement work or services related to the improvement of the 6310 Expansion Premises, and Tenant shall accept the 6310 Expansion Premises in its presently existing, “as-is” condition. Notwithstanding the foregoing, Landlord shall construct the improvements in the 6310 Expansion Premises pursuant to the terms of the Work Letter Agreement, attached hereto as Exhibit B.

7. Broker. Landlord and Tenant hereby warrant to each other that they have had no dealings with any real estate broker or agent in connection with the negotiation of this First Amendment other than Irving Hughes (the “Broker”), and that they know of no other real estate broker or agent who is entitled to a commission in connection with this First Amendment. Each party agrees to indemnify and defend the other party against and hold the other party harmless from any and all claims, demands, losses, liabilities, lawsuits, judgments, and costs and expenses (including, without limitation, reasonable attorneys’ fees) with respect to any leasing commission or equivalent compensation alleged to be owing on account of the indemnifying party’s dealings with any real estate broker or agent, other than the Broker, occurring by, through, or under the indemnifying party. The terms of this Section 7 shall survive the expiration or earlier termination of this First Amendment.

8. Parking.

8.1. In General. Effective as of the Expansion Commencement Date and continuing throughout the Expansion Term, Tenant shall be entitled to rent up to two hundred fourteen (214) unreserved parking passes and seven (7) handicap parking passes adjacent to the 6310 Building in connection with Tenant’s lease of the 6310 Expansion Space (the “Expansion Parking Passes”). In connection with Tenant’s continued lease of the Existing Premises (and in addition to the Expansion Parking Passes), effective as of the Expansion Commencement Date, rather than the parking passes originally identified in Section 9 of the Summary of Basic Lease Information of the Lease, Tenant shall, subject to the terms of Section 8.2 below, be entitled to use, in connection with its lease of the Existing Premises and the 6310 Expansion Premises, an aggregate total of four hundred thirty-three (433) parking passes (or spaces, as the case may be) comprised of (i) one hundred thirty-six (136) unreserved parking passes adjacent to the 6340 Building, (ii) six (6) handicap parking passes adjacent to the 6340 Building, (iii) seventy (70) parking passes adjacent to that certain office building located at 6260 Sequence Drive, San Diego (the parking passes set forth in items (i) through (iii) being, collectively, the “Amended 6340 Parking Passes”), and (iv) the Expansion Parking Passes. Except as set forth in this Section 8, Tenant shall lease the Expansion Parking Passes, the Amended 6340 Parking Passes, and the “Supplemental Parking Passes” (defined in Section 8.2 below) (as applicable) in accordance with the provisions of Article 28 of the Lease, and such Expansion Parking Passes, Amended 6340 Parking Passes, and Supplemental Parking Passes shall be subject to all of the terms, conditions and covenants of Article 28 of the Lease which do not conflict with the provisions of this Section 8.

8.2. Supplemental Parking Passes. During the Expansion Term specified herein (i.e., through November 30, 2016), Tenant shall have the right (but not the obligation) to use up to an additional one hundred (100) parking passes (the “Supplemental Parking Passes”) in the parking facility serving that building located at 10243 Genetic Center Drive in San Diego. The cost of each of such Supplemental Parking Passes which Tenant has elected to use pursuant to this Section 8.2, shall be Twenty-Five and 00/100 Dollars ($25.00) per pass per month (the “SPP Charge”), but shall be increased on each anniversary of the Expansion Commencement Date occurring during the Expansion Term to an amount equal to one hundred three percent (103%) of the monthly SPP Charge in effect immediately prior to the applicable anniversary of the Expansion Commencement Date. Nevertheless (and notwithstanding the fact that Tenant shall pay the SPP Charge in connection with Tenant’s use of the Supplemental Parking Passes), Tenant shall be responsible for the full amount of any taxes imposed by any governmental authority in connection with the use of such Supplemental Parking Passes by Tenant or the use of the parking facility in which the Supplemental Parking Passes are located by Tenant. The location of the Supplemental Parking Passes will be limited to the upper level of the parking structure serving the building located at 10243 Genetic Center Drive in San Diego, but the exact location on such upper level shall otherwise be determined by Landlord at the time Tenant elects to exercise its rights under this Section 8.2. Tenant may exercise its right to any number of the then-available Supplemental Parking Passes, up to an aggregate total of one hundred (100), beginning on September 15, 2010, with written notice of commencement from Tenant to Landlord which specifies the number of Supplemental Parking Passes it wishes to exercise, provided that once Tenant has elected its right to lease each such Supplemental Parking Pass pursuant to the terms of this Section 8.2, such Supplemental Parking Passes shall be leased by Tenant for the entire remaining Expansion Term (i.e., through November 30, 2016). The locations of the Expansion Parking Passes, the Amended 6340 Parking Passes as well as the Supplemental Parking Passes is set forth on Exhibit C attached hereto and made a part hereof.

9. Signage. Effective upon the Expansion Commencement Date, all signage rights and responsibilities set forth in Article 23 of the Lease in connection with the Existing Premises shall additionally apply with respect to the 6310 Expansion Premises; provided, however, the logo to be displayed on such signage, which logo is identified on Exhibit D, is hereby approved by Landlord, and Landlord hereby consents to Tenant’s Building-top signage on the 6310 Building having dimensions of up to three (3) feet high and twenty-five (25) feet long; provided, however, all other aspects of Tenant’s signage (including, but not limited to, color and lighting) shall be subject to Landlord’s prior written approval (which approval shall not be unreasonably withheld, conditioned or delayed). Tenant hereby acknowledges that, notwithstanding any approval by Landlord of Tenant’s logo as well as the dimensions applicable to Tenant’s Building-top sign on the 6310 Building, Landlord has made no representations or warranty to Tenant with respect to the probability of obtaining the necessary governmental approvals and/or permits for the same.

10. Notices. Notwithstanding any provision to the contrary set forth in the Lease, effective as of the date of this First Amendment, any Notices to Landlord must be sent, transmitted, or delivered, as the case may be, to the following addresses:

DexCom, Inc.

6340 Sequence Drive

San Diego, California 92121

Attention: Jess Roper and

                 John Lister, Esq.

11. “Project”/”Building Definition. Landlord and Tenant hereby expressly acknowledge and agree that the definition of the “Project” (as that term is originally defined in Section 1.1.2 of the Lease) shall be revised to mean (i) the 6340 Building and its Common Areas, (ii) the land (which is improved with landscaping, parking facilities and other improvements) upon which the 6340 Building and its Common Areas are located, (iii) the 6310 Building and its Common Areas, and (iv) the land (which is improved with landscaping, parking facilities and other improvements) upon which the 6310 Building and its Common Areas are located. As used in the Lease (as amended), the defined term “Building” shall refer to the 6340 Building or the 6310 Building (as the case may be).

12. No Further Modification. Except as set forth in this First Amendment, all of the terms and provisions of the Lease shall apply with respect to the 6310 Expansion Premises and shall remain unmodified and in full force and effect.

[Signatures follow on next page]

IN WITNESS WHEREOF, this First Amendment has been executed as of the day and year first above written.

“LANDLORD”:			“TENANT”:

KILROY REALTY, L.P., a Delaware limited partnership			DEXCOM, INC., a Delaware corporation

By:	Kilroy Realty Corporation, a Maryland corporation, General Partner		By:	/s/ Jess Roper Its: V.P. & C.F.O.
			By:	/s/ Steven Pacelli Its: Chief Operating Officer
	By:	/s/ Tyler Rose Its: E.V.P. & C.F.O.

	By:	/s/ Heidi Roth

Its: Sr. V.P. & Controller

EXHIBIT A-1

6340/6310 SEQUENCE DRIVE

OUTLINE OF 6310 INITIAL PREMISES

EXHIBIT A-1

EXHIBIT A-1

EXHIBIT A-2

6340/6310 SEQUENCE DRIVE

OUTLINE OF THE 6310 MUST-TAKE PREMISES

EXHIBIT A-2

EXHIBIT B

6340/6310 SEQUENCE DRIVE

WORK LETTER AGREEMENT

This Work Letter Agreement shall set forth the terms and conditions relating to the construction of the improvements in the 6310 Expansion Premises. This Work Letter Agreement is essentially organized chronologically and addresses the issues of the construction of the 6310 Expansion Premises, in sequence, as such issues will arise during the actual construction of the 6310 Expansion Premises. All references in this Work Letter Agreement to Articles or Sections of “this Amendment” shall mean the relevant portion of the First Amendment to which this Work Letter Agreement is attached as Exhibit B and of which this Work Letter Agreement forms a part, all references in this Work Letter Agreement to “this Lease” or “the Original Lease” shall mean the relevant portion of Articles 1 through 29 of the Lease and all references in this Work Letter Agreement to Sections of “this Work Letter Agreement” shall mean the relevant portion of Sections 1 through 5 of this Work Letter Agreement. Capitalized terms used in this Work Letter Agreement shall have the same meaning as those terms are used and defined in the Lease, unless such terms are otherwise defined in this Work Letter Agreement.

SECTION 1

LANDLORD’S INITIAL CONSTRUCTION IN THE PREMISES

1.1 Base Building as Constructed by Landlord. Upon the full execution and delivery of this First Amendment by Landlord and Tenant, Landlord shall deliver the 6310 Initial Premises and “Base Building,” as that term is defined below, to Tenant, and Tenant shall accept the 6310 Initial Premises and Base Building from Landlord in their presently existing, “as-is” condition. The “Base Building” shall consist of those portions of the Premises which were in existence prior to the construction of any improvements in the 6310 Initial Premises for the prior tenant of the 6310 Initial Premises.

1.2 HVAC, Plumbing and Electrical Systems. Notwithstanding anything to the contrary set forth in the Original Lease, the Amendment or Section 1.1 of this Work Letter Agreement, above, and subject to the TCCs of the last sentence of Section 1.1.1 of the Original Lease, Landlord shall, upon its delivery of the 6310 Expansion Premises to Tenant, cause the Base Building’s HVAC, plumbing and electrical systems to be in good working order.

SECTION 2

IMPROVEMENTS

2.1 In General.

2.1.1 Improvement Allowance. Tenant shall be entitled to a one-time improvement allowance (the “6310 Expansion Premises Improvement Allowance”) in a total amount equal to Three Hundred Twelve Thousand Seventy-Five and 00/100 Dollars ($312,075.00) (which amount was calculated based upon Five and 00/100 ($5.00) per Rentable Square Foot for each of the 62,415 Rentable Square Feet of space in the 6310 Expansion Premises) comprising the sum of (i) One Hundred Eighty-Two Thousand Two Hundred Twenty and 00/100 Dollars ($182,220.00) (i.e., Five and 00/100 Dollars ($5.00) per each of rentable square feet of the 6310 Initial Premises) (the “6310 Initial Premises Allowance”), and (ii) One Hundred Twenty-Nine Thousand Eight Hundred Fifty-Five and 00/100 Dollars ($129,855.00) (i.e., Five and 00/100 Dollars ($5.00) for each of the rentable square feet of the 6310 Must-Take Premises) (the “6310 Must-Take Premises Allowance”). The 6310 Initial Premises Allowance shall only be used for costs relating to the initial design, permitting, management and construction of the improvements which are permanently affixed to the 6310 Initial Premises, which improvements may include carpet, or as otherwise allowed pursuant to the express terms of the Lease, as amended, or this Work Letter Agreement (the “Improvements”) in the 6310 Initial Premises. The 6310 Must-Take Premises Allowance shall only be used for costs relating to the Improvements in the 6310 Must-Take Premises. Accordingly, in no event the 6310 Initial Premises Allowance be used by Tenant in any portion of the Building or Project other than the 6310 Initial Premises, and in no event shall the 6310 Must-Take Premises Allowance be used by Tenant, in any portion of the Building or Project other than the 6310 Must-Take Premises. Except as otherwise expressly set forth herein, in no event shall Landlord be obligated to make disbursements pursuant to this Work Letter Agreement in a total amount which exceeds the 6310 Expansion Premises Improvement Allowance. All Improvements for which the 6310 Expansion Premises Improvement Allowance has been made available shall, as more particularly identified in Section 8.5 of the Original Lease, be and become the property of Landlord.

2.1.2 Additional Allowance. In addition to the 6310 Expansion Premises Improvement Allowance set forth in Section 2.1.1, above, Tenant shall, but only if so elected by Tenant in writing prior to the date upon which Tenant commences to construct the Improvements in the 6310 Initial Premises or the 6310 Must-Take Premises (as applicable), be entitled to a one-time additional allowance in an amount not to exceed Ten and 00/100 Dollars ($10.00) per rentable square foot of each of the 6310 Initial Premises and the 6310 Must-Take Premises (the “Additional Allowance”) to be used solely for hard costs in the construction of the Improvements. In the event Tenant exercises its right to use all or any portion of the Additional Allowance, the Monthly Installment of Base Rent for the applicable 6310 Initial Premises or the 6310 Must-Take Premises (as otherwise set forth in Section 4 of the Summary of Basic Lease Information, as amended by Section 4.2 of this First Amendment) shall be increased by an amount equal to the “Additional Monthly Base Rent” (defined below) applicable to the 6310 Initial Premises or the 6310 Must-Take Premises (as the case may be). The “Additional Monthly Base Rent” shall mean either (A) to the extent the Additional Allowance is applicable to the construction of Improvements in the 6310 Initial Premises, an amount equal to the missing component of an annuity, which annuity shall have (i) such actual amount of the Additional Allowance (if any) utilized by Tenant in connection with the construction of the Improvements in the 6310 Initial Premises (expressed as a total amount up to Ten and 00/100 Dollars ($10.00)/per rentable square foot (e.g., Three Hundred Sixty-Four Thousand Four Hundred Forty and 00/100 Dollars ($364,440.00)) as the present value amount, (ii) seventy-two (72) as the number of payments, and (iii) 0.81, which is equal to nine percent and three quarters (9.75%) divided by twelve (12) months per year, as the monthly interest factor, or (B) to the extent the Additional Allowance is applicable to the construction of Improvements in the 6310 Must-Take Premises, an amount equal to the missing component of an annuity, which annuity shall have (i) such actual amount of the Additional Allowance (if any) utilized by Tenant in connection with the construction of the Improvements in the 6310 Must-Take Premises (expressed as a total amount up to Ten and 00/100 Dollars ($10.00)/per rentable square foot (e.g., Two Hundred Fifty Nine Thousand Seven Hundred Ten and 00/100 Dollars ($259,710.00)) as the present value amount, (ii) a whole number which is equal to the number of full calendar months during the 6310 Must-Take Premises Term, and (iii) 0.81, which is equal to nine and three quarters percent (9.75%) divided by twelve (12) months per year, as the monthly interest factor.

2.1.3 Total Improvement Allowance. The 6310 Expansion Premises Improvement Allowance and the Additional Allowance, if and to the extent elected to be used by Tenant, are collectively referred to as the “Improvement Allowance.” In no event shall Landlord be obligated to make disbursements pursuant to this Work Letter Agreement in a total amount which exceeds the Improvement Allowance. One-half (1/2) of the Improvement Allowance shall be used on or before December 31, 2011, and therefore, as of such date, any amount of the Improvement Allowance in excess of one-half (1/2) of the Improvement Allowance shall remain with Landlord and Tenant shall have no further right thereto. Any remaining one-half (1/2) of the Improvement Allowance which thereafter continues to exist and has not been used on or before March 31, 2013, shall remain with Landlord and Tenant shall have no further right thereto.

2.2 Disbursement of the Improvement Allowance. Landlord shall pay to Tenant the full amount of the 6310 Initial Premises Improvement Allowance within five (5) business days following the later to occur of (i) January 15, 2011, and (ii) the completion of construction of the 6310 Initial Premises; provided, however, such completion of construction shall not be deemed to have occurred unless and until (x) Tenant delivers to Landlord properly executed mechanics lien releases in compliance with both California Civil Code Section 3262(d)(2) and either Section 3262(d)(3) or Section 3262(d)(4), (y) Landlord has determined that no substandard work exists which adversely affects the mechanical, electrical, plumbing, heating, ventilating and air conditioning, life-safety or other systems of the 6310 Building, the curtain wall of the 6310 Building, or the structure or exterior appearance of the 6310 Building, and (z) Architect delivers to Landlord a certificate, in a form reasonably acceptable to Landlord, certifying that the construction of the Improvements in the 6310 Initial Premises has been substantially completed. Similarly, Landlord shall pay to Tenant the full amount of the 6310 Must-Take Premises Improvement Allowance within five (5) business days following the completion of construction of the 6310 Must-Take Premises; provided, however, such completion of construction shall not be deemed to have occurred unless and until (x) Tenant delivers to Landlord properly executed mechanics lien releases in compliance with both California Civil Code Section 3262(d)(2) and either Section 3262(d)(3) or Section 3262(d)(4), (y) Landlord has determined that no substandard work exists which adversely affects the mechanical, electrical, plumbing, heating, ventilating and air conditioning, life-safety or other systems of the 6310 Building, the curtain wall of the 6310 Building, or the structure or exterior appearance of the 6310 Building, and (z) Architect delivers to Landlord a certificate, in a form reasonably acceptable to Landlord, certifying that the construction of the Improvements in the 6310 Must-Take Premises has been substantially completed

EXHIBIT B

2.3 Building Standards for Improvements; Warm Shell Condition. Tenant acknowledges that Landlord has established minimum specifications (the “Building Standards for Improvements”) for the Building standard components to be used in the construction of the Improvements in the 6310 Expansion Premises, which Building Standards for Improvements are set forth on Schedule 1 attached hereto. Except for Building-standard doors, door hardware and lock sets, as well as all other items expressly identified on Schedule 1 as “not changeable,” Landlord and Tenant hereby acknowledge and agree that Tenant is not required to use any of the specific items set forth in Schedule 1 in the construction of the Improvements, but that such Schedule 1 establishes the minimum quality and quantity of items listed thereon that are required with regard to the construction of the Improvements.

2.4 Removal of Non-Conforming Improvements. To the extent any particular Improvements do not conform to the Building Standards for Improvements (collectively, the “Non-Conforming Improvements”), and the same are identified for removal by Landlord at the time of Landlord’s approval of the Construction Drawings, then Tenant, at its sole cost and expense, shall (A) remove from the 6310 Expansion Premises any such Non-Conforming Improvements so identified for removal, (B) repair any damage caused by such removal, and (C) and return the affected portion of the 6310 Expansion Premises to the Warm Shell condition. Unless Landlord, in its sole and absolute discretion, rescinds such removal/repair/reconfiguration requirement in writing at least sixty (60) days prior to the end of the Lease Term, as amended, such removal and replacement of Non-Conforming Improvements shall be performed promptly and shall be completed by Tenant on or before the end of the Lease Term, as amended.

SECTION 3

CONSTRUCTION DRAWINGS

3.1 Selection of Architect/Construction Drawings. Subject to Landlord’s approval, which approval shall not be unreasonably withheld, delayed, or conditioned, Tenant shall select and retain an architect/space planner (the “Architect”) to prepare the “Construction Drawings,” as that term is defined in this Section 3.1; provided, however, Landlord hereby pre-approves Tony Mansour. Tenant shall retain (A) the structural, mechanical and electrical engineering consultants of its choice, subject to reasonable approval by Landlord (which approval shall not be unreasonably withheld, delayed or conditioned), and (B) subject to Landlord’s approval (which approval shall not be unreasonably withheld, delayed, or conditioned), all other engineering consultants designated by Tenant (the “Engineers”) to prepare all plans and engineering working drawings relating to the structural, mechanical, electrical, plumbing, HVAC, lifesafety, and sprinkler work in the 6310 Expansion Premises, which work is not part of the Base Building. The plans and drawings to be prepared by Architect and the Engineers hereunder shall be known collectively as the “Construction Drawings.” All Construction Drawings shall comply with the drawing format and specifications reasonably determined by Landlord, and shall be subject to Landlord’s approval; provided, however, Landlord shall only disapprove any such Construction Drawing to the extent of a “Design Problem,” as that term is defined below. Tenant and Architect shall verify, in the field, the dimensions and conditions as shown on the relevant portions of the base building plans, and Tenant and Architect shall be solely responsible for the same, and Landlord shall have no responsibility in connection therewith. Landlord’s review of the Construction Drawings as set forth in this Section 3, shall be for its sole purpose and shall not imply Landlord’s review of the same, or obligate Landlord to review the same, for quality, design, Code compliance or other like matters. Accordingly, notwithstanding that any Construction Drawings are reviewed by Landlord or its space planner, architect, engineers and consultants, and notwithstanding any advice or assistance which may be rendered to Tenant by Landlord or Landlord’s space planner, architect, engineers, and consultants, Landlord shall have no liability whatsoever in connection therewith and shall not be responsible for any omissions or errors contained in the Construction Drawings, and Tenant’s waiver and indemnity set forth in this Lease shall specifically apply to the Construction Drawings. A “Design Problem” is defined as, and shall be deemed to exist if there could be (i) an effect on the exterior appearance of the 6310 Building, (ii) an adverse effect on the Base Building (including without limitation the Building Structure), (iii) an adverse effect on the Building Systems or the operation and maintenance thereof, or (iv) any failure to comply with Applicable Laws or Code. Notwithstanding anything to the contrary contained herein, Landlord acknowledges that Tenant’s security systems are fundamental to its business operations in the 6310 Expansion Premises, and Landlord shall reasonably cooperate with Tenant, at no material extra cost to Landlord, to permit such security systems to be installed in the 6310 Expansion Premises in accordance with Tenant’s reasonable security requirements. Landlord further acknowledges that the Improvements may include data center, cafeteria and exercise facilities, and that Landlord shall reasonably cooperate with Tenant, at no material extra cost to Landlord, in Tenant’s design of such facilities.

EXHIBIT B

3.2 Final Space Plan. Tenant shall supply Landlord with four (4) copies signed by Tenant of its final space plan for the 6310 Expansion Premises before any architectural working drawings or engineering drawings have been commenced. The final space plan (the “Final Space Plan”) shall include a layout and designation of all offices, rooms and other partitioning, their intended use, and equipment to be contained therein. Landlord may request clarification or more specific drawings for special use items not included in the Final Space Plan. Landlord shall advise Tenant within five (5) business days after Landlord’s receipt of the Final Space Plan for the applicable 6310 Expansion Premises if the same is unsatisfactory or incomplete in any respect; provided, however, Landlord shall only disapprove such Final Space Plans to the extent of a Design Problem. Landlord shall advise Tenant within five (5) business days after Landlord’s receipt of the Final Space Plan for the applicable 6310 Expansion Premises if the same is unsatisfactory or incomplete in any respect. Landlord shall set forth with reasonable specificity in what respect the Final Space Plan is unsatisfactory or incomplete (based upon a commercially reasonable standard). If Tenant is so advised, Tenant shall promptly direct the Architect to cause the Final Space Plan to be revised to correct any deficiencies or other matters Landlord may reasonably require, and immediately thereafter Architect shall promptly re-submit the Final Space Plan to Landlord for its approval. Such procedure shall continue until the Final Space Plan is approved by Landlord.

3.3 Final Working Drawings. After the Final Space Plan has been approved by Landlord, Tenant shall supply the Engineers with a complete listing of standard and non-standard equipment and specifications, including, without limitation, B.T.U. calculations, electrical requirements and special electrical receptacle requirements for the applicable 6310 Expansion Premises, to enable the Engineers and the Architect to complete the “Final Working Drawings” (as that term is defined below) in the manner as set forth below. Upon the approval of the Final Space Plan by Landlord and Tenant, Tenant shall promptly cause the Architect and the Engineers to complete the architectural and engineering drawings for the applicable 6310 Expansion Premises, and Architect shall compile a fully coordinated set of architectural, structural, mechanical, electrical and plumbing working drawings in a form which is complete to allow subcontractors to bid on the work and to obtain all applicable permits (collectively, the “Final Working Drawings”) and shall submit the same to Landlord for Landlord’s approval. Tenant shall supply Landlord with four (4) copies signed by Tenant of such Final Working Drawings. Landlord shall, within five (5) business days after Landlord’s receipt of all of the Final Working Drawings, either (i) approve the Final Working Drawings, (ii) approve the Final Working Drawings subject to specified conditions, which conditions must be stated in a reasonably clear and complete manner, and shall only be conditions reasonably intended to address a potential Design Problem, or (iii) disapprove and return the Construction Drawings to Tenant with requested revisions; provided, however, Landlord shall only disapprove such Final Working Drawings to the extent of a Design Problem. If Landlord disapproves the Final Working Drawings, Tenant may resubmit the Final Working Drawings to Landlord at any time, and Landlord shall approve or disapprove the resubmitted Final Working Drawings, based upon the criteria set forth in this Section 3.3, within three (3) business days after Landlord receives such resubmitted Final Working Drawings. Such procedure shall be repeated until the Final Working Drawings are approved.

EXHIBIT B

3.4 Approved Working Drawings. The Final Working Drawings shall be approved by Landlord (the “Approved Working Drawings”) prior to the commencement of construction of the applicable 6310 Expansion Premises by Tenant. After approval by Landlord of the Final Working Drawings, Tenant shall submit the same to the appropriate municipal authorities for all applicable building permits. Tenant hereby agrees that neither Landlord nor Landlord’s consultants shall be responsible for obtaining any building permit or certificate of occupancy for the applicable 6310 Expansion Premises and that obtaining the same shall be Tenant’s responsibility; provided, however, that Landlord shall cooperate with Tenant in executing permit applications and performing other ministerial acts reasonably necessary to enable Tenant to obtain any such permit or certificate of occupancy. No changes, modifications or alterations in the Approved Working Drawings may be made without the prior written consent of Landlord, provided, however, that Landlord may only disapprove of any such change to the extent the necessary to eliminate a Design Problem (as requested and approved, a “Tenant Change”).

3.5 Electronic Approvals. Notwithstanding any provision to the contrary contained in the Lease or this Work Letter Agreement, Landlord may, in Landlord’s sole and absolute discretion, transmit or otherwise deliver any of the approvals required under this Work Letter via electronic mail to Tenant’s representative identified in Section 5.1 of this Work Letter, or by any of the other means identified in Section 29.18 of this Lease.

SECTION 4

CONSTRUCTION OF THE IMPROVEMENTS

4.1 Tenant’s Selection of Contractors.

4.1.1 The Contractor. To the extent applicable, a general contractor shall be retained by Tenant to construct the Improvements in the 6310 Expansion Premises. Such general contractor (“Contractor”) shall be selected by Tenant, subject to Landlord’s prior approval thereof, which approval shall not be unreasonably withheld or delayed.

4.1.2 Tenant’s Agents. All subcontractors, laborers, materialmen, and suppliers used by Tenant (such subcontractors, laborers, materialmen, and suppliers, and the Contractor to be known collectively as “Tenant’s Agents”) must be approved in writing by Landlord, which approval shall not be unreasonably withheld or delayed. If Landlord does not approve any of Tenant’s proposed subcontractors, laborers, materialmen or suppliers, Tenant shall submit other proposed subcontractors, laborers, materialmen or suppliers for Landlord’s written approval.

4.2 Construction of Improvements by Tenant’s Agents.

4.2.1 Construction Contract; Final Costs. To the extent a construction contract of any type, scope or nature is entered into by Tenant in connection with the Improvements identified herein, prior to Tenant’s execution of the construction contract and general conditions with Contractor (the “Contract”), Tenant shall submit the Contract to Landlord for its approval, which approval shall not be unreasonably withheld or delayed. Prior to the commencement of the construction of the Improvements, and after Tenant has accepted all bids for the Improvements, Tenant shall provide Landlord with a detailed breakdown, by trade, of the final costs to be incurred or which have been incurred in connection with the design and construction of the Improvements to be performed by or at the direction of Tenant or the Contractor, which costs form a basis for the amount of the Contract (the “Final Costs”). To the extent applicable during its construction of the Improvements, Tenant shall make monthly progress payments to the Contractor pursuant to Section 4.4 of this Work Letter Agreement.

4.2.2 Tenant’s Agents.

4.2.2.1 Landlord’s General Conditions for Tenant’s Agents and Improvement Work. Tenant’s and Tenant’s Agent’s construction of the Improvements shall comply with the following: (i) the Improvements shall be constructed in strict accordance with the Approved Working Drawings; (ii) Tenant’s Agents shall submit schedules of all work relating to the Tenant’s Improvements to Contractor and Contractor shall, within five (5) business days of receipt thereof, inform Tenant’s Agents of any changes which are necessary thereto, and Tenant’s Agents shall adhere to such corrected schedule; and (iii) Tenant shall abide by all rules made by Landlord’s Building manager with respect to the use of freight, loading dock and service elevators, storage of materials, coordination of work with the contractors of other tenants, and any other matter in connection with this Work Letter Agreement, including, without limitation, the construction of the Improvements. Tenant shall pay a logistical coordination fee (the “Coordination Fee”) to Landlord in an amount equal to the product of (A) one percent (1.0%) and (B) an amount equal to the “hard costs” incurred for the actual construction of the Improvements; provided, however, in no event shall the amount of such “hard costs” be deemed to exceed the amount of the 6310 Expansion Premises Improvement Allowance; provided further, however, Landlord and Tenant hereby acknowledge that such Coordination Fee shall be for services relating to the coordination of the construction of the Improvements.

EXHIBIT B

4.2.2.2 Indemnity. Tenant’s indemnity of Landlord as set forth in this Lease shall also apply with respect to any and all costs, losses, damages, injuries and liabilities related in any way to any act or omission of Tenant or Tenant’s Agents, or anyone directly or indirectly employed by any of them, or in connection with Tenant’s non-payment of any amount arising out of the Improvements and/or Tenant’s disapproval of all or any portion of any request for payment. Such indemnity by Tenant, as set forth in this Lease, shall also apply with respect to any and all costs, losses, damages, injuries and liabilities related in any way to Landlord’s performance of any ministerial acts reasonably necessary (i) to permit Tenant to complete the Improvements, and (ii) to enable Tenant to obtain any building permit or certificate of occupancy for the 6310 Initial Premises or the 6310 Must-Take Premises (as the case may be).

4.2.2.3 Requirements of Tenant’s Agents. Each of Tenant’s Agents shall guarantee to Tenant and for the benefit of Landlord that the portion of the Improvements for which it is responsible shall be free from any defects in workmanship and materials for a period of not less than one (1) year from the date of completion thereof. Each of Tenant’s Agents shall be responsible for the replacement or repair, without additional charge, of all work done or furnished in accordance with its contract that shall become defective within one (1) year after the later to occur of (i) completion of the work performed by such contractor or subcontractors and (ii) the Lease Commencement Date. The correction of such work shall include, without additional charge, all additional expenses and damages incurred in connection with such removal or replacement of all or any part of the Improvements, and/or the 6310 Building and/or common areas that may be damaged or disturbed thereby. All such warranties or guarantees as to materials or workmanship of or with respect to the Improvements shall be contained in the Contract or subcontract and shall be written such that such guarantees or warranties shall inure to the benefit of both Landlord and Tenant, as their respective interests may appear, and can be directly enforced by either. Tenant covenants to give to Landlord any assignment or other assurances which may be necessary to effect such right of direct enforcement.

4.2.2.4 Insurance Requirements.

4.2.2.4.1 General Coverages. All of Tenant’s Agents shall carry worker’s compensation insurance covering all of their respective employees, and shall also carry public liability insurance, including property damage, all with limits, in form and with companies as are required to be carried by Tenant as set forth in this Lease.

4.2.2.4.2 Special Coverages. Tenant shall carry “Builder’s All Risk” insurance in an amount approved by Landlord covering the construction of the Improvements, and such other insurance as Landlord may require, it being understood and agreed that the Improvements shall be insured by Tenant pursuant to this Lease immediately upon completion thereof; provided, however, to the extent such insurance is not available on a commercially reasonable basis, then Tenant shall not be required to carry such insurance. Such insurance shall be in amounts and shall include such extended coverage endorsements as may be reasonably required by Landlord including, but not limited to, the requirement that all of Tenant’s Agents shall carry excess liability and Products and Completed Operation Coverage insurance, each in amounts not less than $500,000 per incident, $1,000,000 in aggregate, and in form and with companies as are required to be carried by Tenant as set forth in this Lease.

EXHIBIT B

4.2.2.4.3 General Terms. Certificates for all insurance carried pursuant to this Section 4.2.2.4 shall be delivered to Landlord before the commencement of construction of the Improvements and before the Contractor’s equipment is moved onto the site. All such policies of insurance must contain a provision that the company writing said policy will give Landlord thirty (30) days prior written notice of any cancellation or lapse of the effective date or any reduction in the amounts of such insurance. In the event that the Improvements are damaged by any cause during the course of the construction thereof, Tenant shall immediately repair the same at Tenant’s sole cost and expense. Tenant’s Agents shall maintain all of the foregoing insurance coverage in force until the Improvements are fully completed and accepted by Landlord, except for any Products and Completed Operation Coverage insurance required by Landlord, which is to be maintained for ten (10) years following completion of the work and acceptance by Landlord and Tenant. All policies carried under this Section 4.2.2.4 shall insure Landlord and Tenant, as their interests may appear, as well as Contractor and Tenant’s Agents. All insurance, except Workers’ Compensation, maintained by Tenant’s Agents shall preclude subrogation claims by the insurer against anyone insured thereunder. Such insurance shall provide that it is primary insurance as respects the owner and that any other insurance maintained by owner is excess and noncontributing with the insurance required hereunder. The requirements for the foregoing insurance shall not derogate from the provisions for indemnification of Landlord by Tenant under Section 4.2.2.2 of this Work Letter Agreement. Landlord may, in its reasonable discretion, require Tenant to obtain a lien and completion bond or some alternate form of security satisfactory to Landlord in an amount sufficient to ensure the lien-free completion of the Improvements and naming Landlord as a co-obligee.

4.2.3 Governmental Compliance. The Improvements shall comply in all material respects with the following: (i) the Code and other state, federal, city or quasi-governmental laws, codes, ordinances and regulations, as each may apply according to the rulings of the controlling public official, agent or other person; (ii) applicable standards of the American Insurance Association (formerly, the National Board of Fire Underwriters) and the National Electrical Code; and (iii) building material manufacturer’s specifications.

4.2.4 Inspection by Landlord. Landlord shall have the reasonable right to inspect the Improvements at all times, provided however, that Landlord’s failure to inspect the Improvements shall in no event constitute a waiver of any of Landlord’s rights hereunder nor shall Landlord’s inspection of the Improvements constitute Landlord’s approval of the same. Should Landlord disapprove any portion of the Improvements, Landlord shall notify Tenant in writing of such disapproval and shall specify the items disapproved. Any defects or deviations in, and/or disapproval by Landlord of, the Improvements shall be rectified by Tenant at no expense to Landlord, provided however, that in the event Landlord determines that a defect or deviation exists or disapproves of any matter in connection with any portion of the Improvements and such defect, deviation or matter might adversely effect the mechanical, electrical, plumbing, heating, ventilating and air conditioning or life-safety systems of the 6310 Building, the structure or exterior appearance of the 6310 Building or any other tenant’s use of such other tenant’s leased premises, Landlord may, take such action as Landlord deems necessary, at Tenant’s expense and without incurring any liability on Landlord’s part, to correct any such defect, deviation and/or matter, including, without limitation, causing the cessation of performance of the construction of the Improvements until such time as the defect, deviation and/or matter is corrected to Landlord’s satisfaction.

4.2.5 Meetings. Tenant and Landlord shall hold regular meetings at reasonable times (but in no event to be required more often than weekly), with the Architect and the Contractor regarding the progress of the preparation of Construction Drawings and the construction of the Improvements, which meetings shall be held at a location and at times mutually and reasonably agreed upon by Landlord and Tenant, and Landlord and/or its agents shall receive prior notice of, and shall have the right to attend, all such meetings, and, upon Landlord’s request, certain of Tenant’s Agents shall attend such meetings. In addition, minutes shall be taken at all such meetings, a copy of which minutes shall be promptly delivered to Landlord. One such meeting each month shall include the review of Contractor’s current request for payment.

EXHIBIT B

4.3 Notice of Completion; Copy of Record Set of Plans. Within ten (10) days after completion of construction of the Improvements, Tenant shall cause a Notice of Completion to be recorded in the office of the Recorder of the county in which the 6310 Building is located in accordance with Section 3093 of the Civil Code of the State of California or any successor statute, and shall furnish a copy thereof to Landlord upon such recordation. If Tenant fails to do so, Landlord may execute and file the same on behalf of Tenant as Tenant’s agent for such purpose, at Tenant’s sole cost and expense. At the conclusion of construction, (i) Tenant shall cause the Architect and Contractor (A) to update the Approved Working Drawings as necessary to reflect all changes made to the Approved Working Drawings during the course of construction, (B) to certify to the best of their knowledge that the “record-set” of as-built drawings are true and correct, which certification shall survive the expiration or termination of this Lease, and (C) to deliver to Landlord two (2) sets of copies of such record set of drawings within ninety (90) days following issuance of a certificate of occupancy for the applicable 6310 Expansion Premises, and (ii) Tenant shall deliver to Landlord a copy of all warranties, guaranties, and operating manuals and information relating to the improvements, equipment, and systems in the applicable 6310 Expansion Premises.

4.4 Monthly Disbursements. On or before a designated day of each calendar month during the construction of the Improvements, Tenant shall pay the Contractor, on a progress-payment basis, pursuant to the terms of the Contract; provided, however, and notwithstanding any provision to the contrary contained in this Work Letter Agreement, at least five (5) business days prior to making such monthly disbursements (or any disbursements of the Improvement Allowance), Tenant shall have delivered to Landlord: (i) a construction schedule showing, by trade, the percentage of completion of the Improvements in the applicable 6310 Expansion Premises, detailing the portion of the work completed and the portion not completed; (ii) copies of invoices from all of Tenant’s Agents for labor rendered and materials delivered to the applicable 6310 Expansion Premises; (iii) executed mechanic’s lien releases from all of Tenant’s Agents which shall comply with the appropriate provisions, as reasonably determined by Landlord, of California Civil Code Section 3262(d); and (iv) all other information reasonably requested by Landlord (collectively, the “Payment Package”). Tenant’s submission of each Payment Package to Landlord and corresponding payment to Contractor shall be deemed Tenant’s acceptance and approval of the work furnished and/or the materials supplied as set forth in such Payment Package.

SECTION 5

MISCELLANEOUS

5.1 Tenant’s Representative. Tenant has designated James Gillard as its sole representative with respect to the matters set forth in this Work Letter Agreement (whose e-mail address for the purposes of this Work Letter is jgillard@dexcom.com, who shall have full authority and responsibility to act on behalf of the Tenant as required in this Work Letter Agreement.

5.2 Landlord’s Representative. Landlord has designated Mr. Rick Mount as its sole representatives with respect to the matters set forth in this Work Letter Agreement (whose e-mail address for the purposes of this Work Letter is rmount@kilroyrealty.com), who, until further notice to Tenant, shall have full authority and responsibility to act on behalf of the Landlord as required in this Work Letter Agreement.

5.3 Time of the Essence in This Work Letter Agreement. Unless otherwise indicated, all references herein to a “number of days” shall mean and refer to calendar days. If any item requiring approval is timely disapproved by Landlord, the procedure for preparation of the document and approval thereof shall be repeated until the document is approved by Landlord.

EXHIBIT B

SCHEDULE 1 TO EXHIBIT B

BUILDING STANDARDS FOR IMPROVEMENTS

The following Premises Improvements Standards identify the minimum quality for items used in the construction of Premises Improvements at the property identified above.

All Premises Improvement work associated with the project identified above shall comply with this Building Standard for a minimum quality of material and general design guidelines for specific design criteria, product specifications and means and methods to be employed during the execution of the work.

STANDARD PARTITIONS

DEMISING PARTITION

a.	3-5/8” x 25 min. gauge metal studs @ 16” on center.

b.	1 layer each side 5/8” thick type ‘x’ gypsum wallboard (where required).

c.	From floor slab to underside of concrete and metal deck floor/roof structure.

d.	R11 batt sound insulation in partition cavity (portion of walls – corridor, bathrooms & some office).

e.	Partition taped and sanded smooth to receive paint.

f.	Fire caulk @ partition and metal deck as required by City of San Diego.

g.	Provide minimum opening above ceiling as required for return air, with sound boots.

INTERIOR PARTITION

a.	2-1/2” x 25 gauge metal studs @ 24” on center.

b.	1 layer each side 5/8” thick type ‘x’ gypsum wallboard. From floor slab to underside of ceiling grids as applicable. Height may vary.

c.	Diagonal Bracing: 2-1/2” x 25 gauge metal studs at 45 degree diagonal to structure above staggered @ 4’-0” on center, and at door openings.

d.	Partition taped and sanded smooth to receive paint to a minimum of Level 4 finish.

e.	Metal corner bead at terminations of partitions and at the ceiling.

f.	All demising walls and tenant conference room walls to receive R-11 batt insulation within partition cavity and four foot on either side of partition over ceiling.

INTERIOR ONE-HOUR SEPARATION PARTITION

a.	Same as demising partition with fire dampers as required for penetrations and return air.

b.	Type X 5/8” wallboard shall be fire taped where fire ratings are required.

INTERIOR LOW PARTITION

a.	2-1/2” x 25 gauge metal studs @ 16” on center.

b.	1 layer each side and top 5/8” thick type ‘x’ gypsum wallboard.

c.	Heights vary to maximum of 68” above floor.

d.	Metal corner beads at all exposed corners.

e.	Partition taped and sanded smooth to receive paint to a minimum of Level 4 finish.

f.	Pipe support at free end within partition cavity and every 4’ on center.

EXTERIOR WALL FURRING

a.	Below glazing sill and above glazing head, 1 layer 5/8” thick gypsum wallboard.

b.	Taped and sanded smooth to receive paint.

COLUMN FURRING

a.	2-1/2” x 25 gauge metal studs @ 24” on center.

b.	1 layer one side 5/8” thick type ‘x’ gypsum wallboard.

c.	From floor slab to 6” above ceiling grid or to deck above.

d.	Partition taped and sanded smooth to receive paint to a minimum of Level 4 finish.

SCHEDULE 1 TO EXHIBIT B

DOORS, FRAMES AND HARDWARE

SINGLE CORRIDOR DOOR AND HARDWARE

a.	Single leaf U.L. rated, 20-minute suite entry door label attached to hinge side of door, 1-3/4” x 3’-0” x 8’-10”, solid core wood, clear plain sliced select white maple, book matched edges. Door shall be pre-finished and pre-mortised for hardware.

b.	Frame: 3’-0” x 8’-10” “ Western Integrated prefinished satin aluminum with clear coat with squared edge, 20-minute fire rated.

c.	Hardware: Butts: two pair per door, Hager 700; Door Hardware: Schlage “L” Series, Lever style #17, A- Wrought Rose- typ.; Entrance Lockset # L9453P-626, Latchset # L9010P-626, and Office Lockset # L9050-626; Door Stop: Hager 236W, concave wall stop; Closer: LCN #1461FC (where required); typical hardware finish: satin aluminum or satin stainless steel throughout unless otherwise noted.

d.	Closer at entry doors and any rated doors required by code: LCN 1460 Series, 4111 cylinder for accessibility.

DOUBLE CORRIDOR DOOR AND HARDWARE

a.	Double leaf U.L. rated 20-minute suite entry doors with label attached to hinge side of doors, 1-3/4” x 6’-0” x 8’-10”, solid core wood, clear plain sliced select white maple, book matched edges. Door shall be pre-finished and pre-mortised for hardware. Book match face veneers with premium veneers grade of doors with matching veneer at vertical edge.

b.	Door shall be pre-finished and mortised for hardware.

c.	Frame: 6’-0” x 8’-10”, ‘Western Integrated’ prefinished satin aluminum with clear coat with squared edge, 20-minute fire rated.

d.	Hardware: Same as above modified and supplemented for double doors.

SINGLE INTERIOR DOOR AND HARDWARE

a.	Single leaf, 1-3/4” x 3’-0” x 8’-10”, solid core wood, 5 ply, plain sliced maple veneer, clear finish and premium grade.

b.	Matching veneer at vertical edges.

c.	20-minute rated with label attached to hinge side of door.

d.	Door shall be prefinished and mortised for hardware.

e.	Frame: 3’-0” x 8’-10”, ‘Western Integrated’ flush trim clear anodized extruded aluminum, 20-minute fire rated.

f.	Hardware: Schlage “L” Series: Lever style #17, A- Wrought Rose, finish 626 satin chrome. Corbin Russwin cylinders with an inter-changeable core and keyway. Hinges: AB700, 4.5 x 4.5, ‘Hager’, finish: stainless steel – satin. Stop: ‘Trimco’ 1211 series, finish 626.

g.	Sidelights shall be provided at all private offices as applicable.

DOUBLE INTERIOR DOOR AND HARDWARE

a.	Double leaf, 1-3/4” x 6’-0” x 8’-10”, solid core wood, 5 ply, plain sliced maple veneer, clear finish and premium grade.

b.	Match face veneers of doors. Matching veneer at vertical edges.

c.	20-minute rated with label attached to hinge side of the door.

d.	Door shall be prefinished and mortised for hardware.

e.	Frame: 6’-0” x 8’-10”, ‘Western Intgrated’ flush trim clear anodized extruded aluminum, 20-minute fire rated.

f.	Hardware: Schlage “L” Series: , Lever style #17, A- Wrought Rose- typ, finish 626 hardware finish 626 satin chrome. Corbin Russwin cylinders with an inter-changeable core and D3 keyway. Hinges: AB700, 4.5 x 4.5, ‘Hager’, finish: stainless steel – satin. Stop: ‘Trimco’ 1211 series, finish 626. Auto flush bolts: DCI No. 942, finish to match 626. Coordinator: DCI No. 600 series, finish to match 626. Closer: LCN 4041 series, parallel arm-heavy duty, finish: to match 626. Closer: LCN 4041 series, parallel arm-heavy duty, finish to match 626. Astragal: ‘Pemco’ 355CV.

OPTIONAL DOORS AS APPROVED BY LANDLORD

a.	Optional Doors as Selected by the Tenant for the tenant’s interior space may be submitted as outlined below subject to Landlords Approval:

•	Premium Grade wood doors with single glass lites with a stained and lacquered finish. Colors to match building standard, subject to Landlord Approval

SCHEDULE 1 TO EXHIBIT B

•	Herculite Glass Doors with Stainless Steel Styles at top and bottom and concealed hinges.

•	Aluminum Storefront Doors with clear anodized finish set in Aluminum frames to match.

ACOUSTICAL CEILINGS

a.	2’ X 2’ x 9/16” Armstrong, Superfine XL 9/16” exposed tee system, finish: matte white, Steel T-bar grid system with wire suspension and seismic bracing per code.

b.	Tile: 24” X 24” X 7/8” Armstrong acoustical tile; Pattern - Dune with tegular edge detail: Color - white.

c.	Optional Ceiling Tile and Grid as Selected by the Tenant for the tenant’s interior space may be submitted as outlined below subject to Landlords Approval.

d.	Premium Grade Architectural Ceiling Tile and Grid subject to code compliance with textures and finishes as selected by tenant, subject to Landlord Approval.

e.	Tenant may elect to design an open ceiling plan subject to Landlords Approval.

f.	Open Ceilings may incorporate the following:

•	Floating Architectural Ceilings with Composo Edges and trims.

•	Floating Hard lid ceilings.

•	Painted and Exposed Structure for Loft Style Architectural Impact.

ELECTRICAL

The main base building electrical service consists of a 1,200 Amp, 480/277 Volt 3 Phase, 4 Wire Switch board identified as HSE located within an electrical room for house panels and core services

A separate 3,000 Amp, 480/277 Volt - 3 Phase - 4 wire Switchboard identified as “MSE” is also located within the electrical room for tenant distribution.

277v distribution, lighting panels, transformers and 120v convenience power panels shall be part of the Premise Improvements.

All electrical distribution shall be fully engineered in compliance with local building codes, the National Electric Code and California Title 24 and shall be subject to Landlords review and approval.

Tenant electrical drawings shall include a review of the base building electrical drawings to include all necessary metering, distribution and connections.

Tenant electrical design, fixtures and components shall be subject to certification by Landlord’s consultant.

LIGHT FIXTURES

a.	Recessed Columbia 2x4 Direct/Indirect Fluorescent Fixture. (Verify and Match existing)

a.	STR24-2326-MPO-EB8277

b.	Micro Perforated Mesh Lamp Shield.

c.	(2) T-8 lamps per fixture with electronic rapid start ballast

d.	Lamps: Phillips 32 Watt

e.	Color 3500K

b.	Recessed Columbia 2x2 Direct/Indirect Fluorescent Fixture. (Verify and Match existing)

a.	STR22-217G-MPO-EB8277

b.	Micro Perforated Mesh Lamp Shield.

c.	(2) T-8 lamps per fixture with electronic rapid start ballast

d.	Lamps: (2) 17w WT8-82CRI

e.	Color 3500K

c.	Delray Rocket II Pendant Hung Compact Fluorescent Light Fixtures

d.	Verve II Suspended Linear Indirect Fixture

Tenant may elect to use additional or alternate Architectural Lighting subject to Landlords Approval of Plans and Specs.

LIGHT CONTROLS

a.	Novitas Sensors.

SCHEDULE 1 TO EXHIBIT B

b.	Wall - #01-DL401.

c.	Ceiling: One Way 01-100.

d.	Ceiling: Two Way 01-110

ELECTRICAL WALL OUTLET

a.	Specification Grade, Leviton 15A, 125V, Decora/single switch.

b.	Color - White.

c.	Mounted vertically.

d.	Outlet height at 15” above finish floor to centerline of outlet U.O.N. as required for ADA compliance.

TELEPHONE WALL OUTLET

a.	Mud ring cut into wall - mounted vertically.

b.	3/4” metal conduit stub above ceiling with 6” pigtail at top of wall.

c.	Cover plate and wiring by Tenant’s telephone vendor.

EXIT SIGN LIGHTS

a.	Alkco Edge-Glo Exit /Directional signs, recessed ceiling mounted LED housing, green letters on a clear panel background or equivalent.

b.	Provide exit lights with battery back up at all exits required by code.

c.	All life safety items including horns & strobes and speaker shall have white covers.

AUTOMATIC FIRE SPRINKLERS

a.	Fully fire sprinklered building with main and branch distribution lines available for tenant modification.

b.	Reliable sprinkler model “G” pendant semi-recessed sprinkler with white sprinkler and escutcheon.

•	165 degree Fahrenheit temperature rating.

c.	Reliable sprinkler model “G4” concealed sprinkler head with white cover plate. (To be used in all public areas).

•	165 degree Fahrenheit temperature rating.

HEATING AND AIR CONDITIONING DISTRIBUTION

All mechanical design shall be fully engineered in compliance with local building codes, the Uniform Mechanical Code and California Title 24.

All new mechanical fixtures and components shall be subject to certification by Landlord’s consultant.

AIR DISTRIBUTION FOR TYPICAL FLOORS

Interior Zones shall be conditioned by Water Source Heat Pumps and installed as part of the tenant improvements. Water Source Heat Pumps shall be sized as required to meet ASHREA standards and equipped with Vibration Isolators, Balancing Valves, Strainers, Flow Controls and Shut Off Valves.

Condenser water is delivered to the individual floors by a condenser water loop that is sized as required and installed as a part of the shell construction.

Each zone shall be controlled by an electronic thermostats tied back to the base building energy management system.

Tenant may elect to design an open ceiling plan with existing exposed galvanized rigid ductwork configured as required for tenant distribution of conditioned air.

Air delivery above concealed ceiling spaces may be via low pressure, insulated ducting with air diffusers as described below. Diffusers may be any one of the following as selected by the tenant and tenant’s Architect.

•	Lay-in tile ceiling diffusers.

•	Architectural air-bar linear diffusers.

•	Light troffer diffusers.

SCHEDULE 1 TO EXHIBIT B

PLUMBING

All plumbing design shall be fully engineered in compliance with local building codes, the Uniform Plumbing Code and California Title 24.

All new plumbing fixtures shall be subject to certification by Landlord’s consultant.

Approved plumbing fixtures include:

a.	“Elkay” Pacemaker sink # PSR-1720 - stainless steel, two faucet holes, or equivalent.

b.	Hi-Arc Dual Handle bar faucet by “Elkay” # LK-2437-BH or equivalent.

c.	Undercounter Dishwasher: Asko model #D1706, suitable for ADA requirements.

d.	Garbage Disposal: Insinkerator, Model #77, 3/4 horsepower, stainless steel construction.

FINISHES

GLAZING / WINDOW FRAMES AT OFFICES & CONFERENCE ROOM:

a.	Shall be Western Integrated aluminum, 3-3/4” or 4-7/8” throat, pre-finished satin aluminum w/ clear coat with squared edge- to match standard door frames style and color.

b.	1/4” glazing, clear, tempered where required by code.

c.	Side-lite glazing, size: 1’-6” wide by full height (inside window frame to window frame)

d.	All private office shall have side-lites.

PAINT

a.	Manufacturer: As approved Landlord.

b.	Two coats minimum semi-gloss interior latex washable paint.

c.	Include paint on tenant side of demising partition, both sides of interior partition, above and below exterior glazing as required and all column fur outs and perimeter walls.

FLOOR COVERING/LOBBY & COMMON AREAS

a.	Carpet: Loop: 28 oz. or equal, Manufacture as approved Landlord.

b.	Direct glue down installation for all carpet.

c.	12 x 12 Vinyl Tile shall be ‘Armstrong’ or approved equal.

d.	Optional architectural flooring as approved by Landlord

TILE FLOORING

a.	Ceramic tile or Natural stone as selected by tenant subject to Landlord’s approval.

BASE

a.	2-1/2” Rubber Base by Roppe

b.	2 1/2” tile base in tiled areas as approved by Landlord.

PLASTIC LAMINATE

a.	Formica, Wilsonart or approved equal.

WINDOW COVERINGS

a.	Exterior window covering to be PVC Perforated Vertical Blinds.

b.	Blinds to be sized to fit inside window module.

c.	MechoShade –With Landlord’s prior approval, manually operated units are to receive ThermoVeil 0900 Series Privacy Weave ShadeCloth with an approximate openness factor of 0-1%. Color is to match (0910 Light Grey) the fabric used on the shades.

FIRE/LIFE SAFETY

Fire Life Safety components shall be furnished and installed as required by the City of San Diego Fire Marshall and installed by the Landlord’s Building Life Safety contractor at the Tenant’s sole cost and expense.

SCHEDULE 1 TO EXHIBIT B

EXHIBIT C

LOCATION OF THE EXPANSION PARKING PASSES

EXHIBIT C

LOCATION OF AMENDED 6340 PARKING PASSES

EXHIBIT C

LOCATION OF SUPPLEMENTAL PARKING PASSES

EXHIBIT C

EXHIBIT D

PRE-APPROVED LOGO

EXHIBIT D
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